Attachment A

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This reorganization involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document has been prepared in accordance with foreign accounting standards and may not be comparable to the financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

MINUTES OF THE GENERAL EXTRAORDINARY SHAREHOLDERS’ MEETING OF

GRUPO CARSO, S.A.B. DE C.V.

NOVEMBER 4, 2010

In Mexico City, Federal District at 10:00 AM on November 4, 2010, the General Extraordinary Shareholders’ Meeting of Grupo Carso, S.A.B. de C.V. (the “Company”) was held at the headquarters located at Paseo de las Palmas 736, Col. Lomas de Chapultepec, Delegación Miguel Hidalgo, Mexico City. The persons named on the Attendance List were present. This list was properly signed and includes the documentation evidencing the legal capacity of the persons in attendance. It is attached to the appendix of these minutes and forms an integral part hereof. Additionally, a copy of the call published in the newspapers El Universal, El Financiero and El Economista of Mexico City, Federal District on October 19, 2010 is attached to the appendix hereof, and in relevant part shall also form an integral part of these minutes.

The Meeting was chaired by Mr. Carlos Slim Domit, as the Chairman of the Board of Directors, and Mr. Sergio F. Medina Noriega, as the Secretary of the Board of Directors acted as Secretary. Mr. José Humberto Gutiérrez Olvera Z., as Chief Executive Officer of the Company, and Mr. Walter G. Fraschetto Valdés, by designation of Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu, the firm that provides the Company with external auditing services, were also present.

The Chairman designated Ms. Cynthia Sosa Méndez and Mr. Gerardo Camargo Robles as the tellers of votes, who after accepting their appointment and in performing their duties certified that 2,124,548,922 (two billion, one hundred twenty four million, five hundred forty eight thousand, nine hundred twenty two) shares were represented in the Meeting, or in other terms 92.26% (ninety two point two six percent) of the 2,302,750,000 (two billion, three hundred two million, seven hundred fifty thousand) outstanding shares integrating the subscribed and paid in full capital of the Company on the date of the Meeting. Therefore, the Chairman declared the Meeting legally installed in accordance with the provisions of Article 190 of the General Mercantile Corporations Law and, as applicable, Article Sixteen of the bylaws of the Company.

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Thereafter, in accordance with the provisions of Article 49, section III of the Securities Exchange Law, the Secretary informed the Meeting that he had verified that the Company made available to the shareholders through securities market brokers or on-site at the Company at least fifteen days prior to the date of the Meeting, the forms for the proxies that were prepared by the Company, which complied with the corresponding legal requirements. The Agenda was read as appeared in the publication of the call to this Meeting, as follows:

AGENDA

I.	Submission and, as the case may be, approval of the proposal to carry out the spin-off of Grupo Carso, S.A.B. de C.V., as the spinning-off company, based on the provisions of Article 228 bis of the General Mercantile Corporations Law, which without being extinguished shall form two newly created spun-off companies; and approval of the guidelines for the spin-off, the necessary stock movements resulting from the spin-off, the financial statements and any other related actions and documents that may be necessary or advisable. The corresponding resolutions were taken.

II.	As the case may be, the amendment of Article Six of the bylaws with respect to the capital stock resulting from the spin-off of the Company. The corresponding resolutions were taken.

III.	Submission of the report about compliance with the tax obligations for the 2009 tax year. The corresponding resolutions were taken.

IV.	Designation of delegates to formalize and execute the resolutions of this Meeting. The corresponding resolutions were taken.

Subsequently, the issues on the Agenda were addressed in the following manner:

I.

Submission and, as the case may be, approval of the proposal to carry out the spin-off of Grupo Carso, S.A.B. de C.V., as the spinning-off company, based on the provisions of Article 228 bis of the General Mercantile Corporations Law, which without being extinguished shall form two newly created spun-off companies; and approval of the guidelines for the spin-off, the necessary stock movements resulting from the spin-off, the financial statements and any other related actions and documents that may be necessary or advisable. The corresponding resolutions were taken. In addressing the first issue on the Agenda, the Chairman outlined a strategic initiative to reorganize the Company’s corporate structure into three independent companies. Therefore, the spin-off proposal drafted by the Board of Directors was submitted to the Meeting, in which the Company shall survive as the spinning-off company and shall transfer a portion of its assets and capital to two spun-off companies called

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Inmuebles Carso, S.A.B. de C.V. (hereinafter, “Inmuebles Carso”) and Minera Frisco, S.A.B. de C.V. (hereinafter, “Minera Frisco”, together with Inmuebles Carso, the “Spun-Off Companies”, and each individually a “Spun-Off Company”). In general terms, the assets shall be transferred as follows, (i) to Inmuebles Carso, the real-estate business that includes various real-estate properties used or leased as offices, establishments for commercial and service purposes (including without limitation stores with restaurants and department stores), hotels (and their operation), universities, hospitals, residential and commercial developments and country and/or golf clubs; and (ii) to Minera Frisco, the mining business that includes the mining operations of the Company. If the proposal is approved, the spin-off shall be carried out by taking as a basis the audited financial statements of the Company corresponding to the tax year concluded on December 31, 2009, the unaudited financial statements of the Company as of June 30, 2010, as well as the pro forma balance sheet of the Company as the spinning-off company with figures as of June 30, 2010 and the pro forma balance sheets of the Spun-Off Companies, which are prepared based on the figures of the Company as of June 30, 2010. The figures of the pro forma balance sheets shall be updated and adjusted to the amounts that actually result on the effective date of the spinning-off of the corresponding Spun-Off Company. The audited and internal financial statements of the Company referred to above and the balances of the spin-off of the Company and the Spun-Off Companies are attached to the file of these minutes as Annex “1”.

The terms of the aforementioned proposal are set forth below, along with the financial statements and pro forma general balances for the spin-off that are included therein and the conditions to which the aforementioned spin-off is subject. After discussing this issue, the Meeting unanimously, by the votes of those present, resolved to adopt the following:

RESOLUTIONS

“I.1. Subject to the conditions and terms referred to in section j) of this Resolution, the spin-off is approved for the Company, as the spinning-off company without being extinguished, as well as the transfer of a portion of its assets and capital to two newly created spun-off companies that shall be called “Inmuebles Carso, S.A.B. de C.V.” and “Minera Frisco, S.A.B. de C.V.” The spin-off shall be carried out as follows:

a)	The spin-off shall be carried out by taking as a basis (i) the audited financial statements of the Company corresponding to the tax year concluded on December 31, 2009; (ii) the internal financial statements of the Company as of June 30, 2010; (iii) the pro forma balance sheet of the Company as the spinning-off company with figures as of June 30, 2010; and (iv) the pro forma balance sheets of the Spun-Off Companies at the moment of their incorporation, which have been prepared based on the figures of the Company as of June 30, 2010. These documents have been attached to the appendix of these minutes as Annex “1”. The figures of the pro forma balance sheets shall be updated and adjusted to the amounts registered at the moment in which the spin-off becomes effective.

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The summary of the aforementioned pro forma balance sheets, which shall be considered as completely integrated herein, is the following (i) the Company (prior to the spin-off) (amounts rounded off to the nearest thousand): Assets of 56,214,934,000.00 pesos; Liabilities of 4,475,341,000.00 pesos; and Net Worth of 51,739,593,000.00 pesos; (ii) the Company (after the spin-off) (amounts rounded off to the nearest thousand): Assets of 35,983,254,000.00 pesos; Liabilities of 4,475,341,000.00 pesos; and Net Worth of 31,507,913,000.00 pesos; (iii) Inmuebles Carso (amounts rounded off to the nearest thousand): Assets of 16,310,077,000.00 pesos; and Net Worth of 16,310,077,000.00 pesos; and (iv) Minera Frisco (amounts rounded off to the nearest thousand): Assets of 3,921,603,000.00 pesos; and Net Worth of 3,921,603,000.00 pesos.

b)	As a result of the spin-off, and once the conditions and terms to which the spin-off of the Company and the consequent incorporation of the Spun-off Companies are subject have been met, the Company, as the spinning-off company, shall transfer a portion of its assets and capital to the Spun-Off Companies in the manner and terms indicated below:

(i)	To Inmuebles Carso:

i.i Assets in the amount of 16,310,077,000.00 pesos (Sixteen billion, three hundred ten million, seventy seven thousand and 00/100 pesos), such figure having been rounded to the nearest thousand. For such purposes, Inmuebles Carso shall be transferred (y) investments in shares of affiliates and subsidiaries with a value of 16,310,027,000.00 pesos (Sixteen billion, three hundred ten million, twenty seven thousand and 00/100 pesos); and (z) cash on hand in the amount of 50,000.00 pesos (Fifty thousand and 00/100 pesos). This amount has been deposited in the bank and investment accounts of the Company and shall be transferred into the bank accounts of Inmuebles Carso or provided to it as initial cash on hand once it is incorporated and opens the necessary bank accounts.

Regarding the total assets transferred for the purposes of the spin-off to Inmuebles Carso from the investment account in shares of affiliates and subsidiaries, which are described in the document attached to these minutes as Annex “2”, the following ownership interests are included:

1.	Those shares of capital stock of Grupo Calinda, S.A. de C.V. that the Company owns at the moment the spin-off becomes effective;

2.	Those shares of capital stock of Inmuebles Corporativos e Industriales CDX, S.A. de C.V. (f/k/a Grupo Condumex, S.A. de C.V.), the spinning-off company in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 22, 2010, that the Company owns at the moment the spin-off becomes effective;

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3.	Those shares of capital stock of Inmuebles Cantabria, S.A. de C.V., the spinning-off company in accordance with the spin-off approved by the General Shareholders’ Meeting of such company, held on October 26, 2010, that the Company owns at the moment the spin-off becomes effective;

4.	Those shares of capital stock of Inmuebles Borgru, S.A. de C.V., the spun-off company of Grupo Sanborns, S.A. de C.V. in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 25, 2010, that the Company owns at the moment the spin-off becomes effective;

i.ii	No liabilities were transferred to Inmuebles Carso, as a Spun-Off Company.

(ii)	To Minera Frisco:

ii.i Assets in the amount of 3,921,603,000.00 pesos (Three billion, nine hundred, twenty one million, six hundred three thousand and 00/100 pesos), such figure having been rounded to the nearest thousand. For such purposes, Minera Frisco shall be transferred (y) investments in shares of affiliates and subsidiaries with a value of 3,921,553,000.00 pesos (Three billion, nine hundred twenty one million, five hundred fifty three thousand and 00/100 pesos); and (z) cash on hand in the amount of 50,000.00 pesos (Fifty thousand and 00/100 pesos). This amount has been deposited in the bank and investment accounts of the Company and shall be transferred into the bank accounts of Minera Frisco or provided to it as initial cash on hand once it is incorporated and opens the necessary bank accounts.

Regarding the total assets transferred for the purposes of the spin-off to Minera Frisco from the investment account in shares of affiliates and subsidiaries, which are described in the document attached to these minutes as Annex “3”, the following ownership interests are included:

1.	Those shares of capital stock of Minera CX, S.A. de C.V., the spun-off company of Grupo Condumex, S.A. de C.V. in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 22, 2010, that the Company owns at the moment the spin-off becomes effective;

2.	Those shares of capital stock of Minera Cra, S.A. de C.V., the spun-off company of Inmuebles Cantabria, S.A. de C.V. in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 26, 2010, that the Company owns at the moment the spin-off becomes effective;

ii.ii	No liabilities were transferred to Minera Frisco, as a Spun-Off Company.

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If the Company acquires shares of its capital stock during the period between the creation of the Spun-Off Companies and the delivery of its shares to the shareholders, such purchases may affect figures provided under the headings of the Company’s, Inmuebles Carso’s and Minera Frisco’s net worth, treasury funds, cash or cash equivalents, as determined by the Board of Directors of the Company.

With respect to the Company, once the spin-off becomes effective, the following resources shall be part of its equity, as the spinning-off company (figures rounded to the nearest thousand): (u) the entire fixed asset account, which amounts to 4,549,000.00 pesos; (v) a portion of the investment accounts in shares of affiliates or subsidiaries, which amounts to 34,704,372,000.00 pesos; (w) the amount of 20,447,000.00 pesos from the account of available assets; (x) the amount of 283,796,000.00 pesos from the dividends and other receivables account; (y) the amount of 768,520,000.00 pesos from the other recoverable taxes account; as well as (z) liability of the Company in the amount of 4,476,341,000.00 pesos.

In terms of the investment account in shares of affiliates and subsidiaries, after the spin-off becomes effective, the following equity shall continue to be owned by the Company:

1.	Those shares representing the capital stock of Grupo Condumex, S.A. de C.V., the spun-off company of Inmuebles Corporativos and Industriales CDX, S.A. de C.V. (f/k/a Grupo Condumex, S.A. de C.V.) in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 22, 2010, that the Company owns once the spin-off enters into force and effect;

2.	Those shares of capital stock of Industrias Cri, S.A. de C.V., the spun-off company of Inmuebles Cantabria, S.A. de C.V. in accordance with the spin-off approved by the General Shareholders’ Meeting of such company held on October 26, 2010, that the Company owns at the moment the spin-off becomes effective;

c)	The Company shall continue to operate according to its current purpose, regime and name.

d)	The amount of the capital stock of the Company as of June 30, 2010 is 891,336,342.74 pesos (Eight hundred ninety one million, three hundred thirty six thousand, three hundred forty two and 74/100 pesos) represented by 2,312,510,500 (two billion, three hundred twelve million, five hundred ten thousand, five hundred) common, series A-1 shares, without par value, subscribed and paid in full.

Following the transfer of the shares and capital in bulk by the Company to the Spun-Off Companies as a result of the spin-off, the total capital stock of the Company shall be reduced to the amount of 542,798,006.56 pesos (Five hundred forty two million, seven hundred ninety eight thousand, six and 56/100 pesos); however, it shall not be necessary to

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cancel any share as a result of such capital reduction since the capital stock of the Company is represented by shares without par value. Therefore, the capital stock shall continue to be distributed in its current manner.

At the time of its incorporation, Inmuebles Carso shall have capital stock of 280,979,488.63 pesos (two hundred eighty million, nine hundred seventy nine thousand, four hundred eighty eight and 63/100 pesos), which fully corresponds to the minimum fixed capital and shall be represented by 2,312,510,500 (two billion, three hundred twelve million, five hundred ten thousand, five hundred) common, series B-1 shares, without par value, subscribed and paid in full. Following the incorporation of Inmuebles Carso, a total number of shares equivalent to the number of treasury shares held by the Company on the date of such incorporation shall be kept in the treasury of such Spun-Off Company. The figures of the shares kept in the treasury of Inmuebles Carso shall be updated and adjusted, as the case may be, to the amounts that actually result on the effective date of the spinning-off of such Spun-Off Company.

Similarly, at the time of its incorporation, Minera Frisco shall have capital stock of 67,558,847.55 pesos (sixty seven million, five hundred fifty eight thousand, eight hundred forty seven and 55/100 pesos), which fully corresponds to the minimum fixed capital and shall be represented by 2,312,510,500 (two billion, three hundred twelve million, five hundred ten thousand, five hundred) common, series A-1 shares, without par value, subscribed and paid in full. Following the incorporation of Minera Frisco, a total number of shares equivalent to the number of treasury shares held by the Company on the date of such incorporation shall be kept in the treasury of such Spun-Off Company. The figures of the shares kept in the treasury of Minera Frisco shall be updated and adjusted, as the case may be, to the amounts that actually result on the effective date of the spinning-off of such Spun-Off Company.

e)	Each Spun-Off Company shall be universal successor to the equity that the Company transfers in bulk in accordance with the resolutions adopted by this Meeting and to the proceeds generated as of the effective date of such transfer. Each Spun-Off Company shall exclusively assume the obligations that are transferred by virtue of the spin-off. If the Company and/or any Spun-Off Company breaches any of the obligations undertaken as a result of the spin-off, the provisions of Article 228 bis, section IV, item d) of the General Mercantile Corporations Law shall apply.

Once the spin-off becomes effective and until all of the necessary formalities to transfer the assets and capital that have been directed toward each Spun-Off Company have been complied with, the Company shall continue to earn the revenue and make the payments derived from such assets and/or obligations in its own name, but on behalf of the corresponding Spun-Off Company. Therefore, once the aforementioned formalities have been complied with, all of the returns produced by the foregoing shall be transferred to the

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corresponding Spun-Off Company, and such Spun-Off Company shall reimburse and repay the Company for any related expense it may have incurred, without any formality other than preparing the entries and accounting documentation that may be necessary.

f)	The drafts of the bylaws that shall govern the Spun-Off Companies are approved, along with the manner and terms in which these were submitted to the consideration of this Meeting, as well as the transitory and supplementary provisions that form part of the corresponding articles of incorporation, which documents are attached to the file of this Meeting as Annexes “4” and “5”, respectively.

g)	Once each Spun-Off Company is incorporated, the persons listed in the aforementioned Annexes “4” and “5” shall be designated, respectively, as board members, executives of the Board of Directors, Chief Executive Officer and attorneys-in-fact. The corresponding articles of incorporation shall establish any other transitory and supplementary provisions that may be necessary or advisable.

h)	Following the spin-off, each shareholder of the Company shall initially hold a portion of the capital stock of the Spun-Off Companies equivalent to the portion owned in the Company.

For the purposes of distribution of shares of the Spun-Off Companies, the exchange factor of one to one is established with respect to each Spun-Off Company. Consequently, once the shares are distributed, the shareholders of the Company shall be entitled to receive one share of the capital stock of Inmuebles Carso and one share of the capital stock of Minera Frisco for each share held in the capital stock of the Company. The delivery of the corresponding shares shall be carried out as of the date and on the terms informed to the shareholders by a notice that must be timely published in one or more of the largest newspapers of Mexico City, Federal District.

i)	The spin-off resolution must be certified by a notary public and recorded in the Public Registry of Commerce at the headquarters of the Company. Furthermore, an excerpt of the resolution must be published in the Daily Gazette of the Federation and in at least one of the largest newspapers in the Federal District, indicating clearly that the complete text is available for the shareholders and creditors of the Company at its headquarters during a term of 45 (forty five) calendar days as of the registration date and the aforementioned publications.

j)	The spin-off that is approved in accordance with this Resolution 1.1 shall be subject to compliance with certain conditions precedent and the terms established below:

j.1) In terms of the spin-off of the Company as the spinning-off company and the transfer of the bulk of its capital stock and all of its assets related to the mining business in favor of Minera Frisco, the spin-off shall enter into full force and effect with respect to

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the Company and its shareholders, the Company and said Spun-Off Company and its shareholders, and before third parties, precisely on the date on which all of the following conditions precedent and term have been complied with:

Conditions:

1.	Elapsing of the 45 (forty five) calendar day term following the publications of the excerpt of the spin-off and registration in the Public Registry of Commerce of the public instrument that formalized the minutes of this Shareholders’ Meeting, without being judicially challenged, in accordance with the provisions of Article 228 bis of the General Mercantile Corporations Law;

2.	Issuance by the Tax Administration service of the Ministry of the Treasury and Public Credit (the “SAT”) of confirmation of the criteria with respect to the consultations submitted in writing on September 23, 2010 (the “Request for Confirmation”) regarding whether the spin-off of the Company complies with the requirements established in Article 14-B, section II, item a) of the Federal Tax Code and, therefore, confirmation that tax consequences are not caused as a result of the related transfers; and

3.	Formalization of the incorporation of Minera Frisco by a notary public.

Term for the Conditions Precedent: Once the aforementioned conditions have been complied with, if prior to or on December 31, 2010, the spin-off shall enter into full force and effect on December 31, 2010, precisely after concluding the tax year from January 1, 2010 to such date, but immediately after the spin-offs of Grupo Condumex, S.A. de C.V. and Inmuebles Cantabria, S.A. de C.V. have entered into effect with respect to all of the assets related to the mining business. If the last of the conditions mentioned is met after December 31, 2010, the spin-off shall enter into full force precisely on the last day of the calendar month in which such condition is complied with, but immediately after the spin-offs of Grupo Condumex, S.A. de C.V. and Inmuebles Cantabria, S.A. de C.V. have entered into effect with respect to all of the assets related to the mining business.

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j.2) In terms of the spin-off of the Company as the spinning-off company and the transfer of the bulk of its capital stock and all of its assets related to the real-estate business in favor of Inmuebles Carso, the spin-off shall enter into full force and effect with respect to the Company and its shareholders, the Company and said Spun-Off Company and its shareholders, and before third parties, precisely on the date on which all of the following conditions precedent and term have been complied with:

Conditions:

1.	Elapsing of the 45 (forty five) calendar day term following the publications of the excerpt of the spin-off and registration in the Public Registry of Commerce of the public instrument that formalized the minutes of this Shareholders’ Meeting, without being judicially challenged, in accordance with the provisions of Article 228 bis of the General Mercantile Corporations Law;

2.	Issuance by the SAT of confirmation of the criteria with respect to all the consultations submitted in the Request for Confirmation; and

3.	Formalization of the incorporation of Inmuebles Carso by a notary public.

Term for the Conditions Precedent: Once the aforementioned conditions have been complied with, if prior to or on December 31, 2010, the spin-off shall enter into full force and effect on December 31, 2010, precisely after concluding the tax year from January 1, 2010 to such date, but immediately after the spin-offs of Grupo Sanborns, S.A. de C.V., Grupo Condumex, S.A. de C.V. and Inmuebles Cantabria, S.A. de C.V. have entered into effect with respect to all of the assets related to their industrial operations. If the last of the conditions mentioned is met after December 31, 2010, the spin-off shall enter into full force precisely on the last day of the calendar month in which such condition is complied with, but immediately after the spin-offs of Grupo Sanborns, S.A. de C.V., Grupo Condumex, S.A. de C.V. and Inmuebles Cantabria, S.A. de C.V. have entered into effect with respect to all of the assets related to their industrial operations.

k)	The terms and conditions to which the spinning-off of the mining business and the real-estate business of the Company are subject, and that are described in subsections j.1) and j.2) above shall be considered as independent from one another for all purposes; therefore, the spinning-off of each may be carried out on different dates, on the same date or may not occur with respect to either or both of such businesses. Consequently, the incorporation of the Spun-Off Companies may or may not coincide in time and may be executed (i) simultaneously or (ii) separately. In any case, the filings and processes followed by the Company and/or each Spun-Off Company shall be independent in terms of registering the shares of each Spun-Off Company in the National Securities Registry (“RNV”), its listing in Bolsa Mexicana de Valores, S.A.B. de C.V. (“Mexican Stock Exchange”) and its deposit and distribution to or through S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”).

l)	All of the formalities and the actions set forth in subsection i) hereof must be carried out immediately along with any other actions that may be necessary or advisable to execute the spin-off as approved.

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m)	For all legal purposes, it is hereby evidenced that on October 13, 2010, the Federal Antitrust Commission provided authorization to the Company in order that as a result of the spin-off (i) Inmuebles Carso acquires from the Company the real-estate business that includes several real-estate properties used or leased as offices, commercial and service establishments (including without limitation stores with restaurants and department stores), hotels (and their operation), hospitals, universities, residential and touristic developments, country and/or golf clubs; and (ii) Minera Frisco acquires from the Company the mining business that includes its mining operations.

“I.2. The following are hereby approved: (i) the internal financial statements of the Company as of June 30, 2010; (ii) the Company’s balance sheet for the spin-off as of June 30, 2010; and (iii) the pro forma balance sheets of the Company and the Spun-Off Companies as of June 30, 2010. The figures of the pro forma balance sheets shall be updated and adjusted to the amounts registered at the moment in which the spin-off becomes effective.”

“I.3. The current corporate year and tax year of the Company shall conclude on December 31, 2010, in accordance with the provisions of the bylaws in force and effect, whereas the Spun-Off Companies shall begin their first corporate year and tax year precisely on the date on which the spin-off becomes effective, as provided by this Shareholders’ Meeting and established by the applicable legal provisions.”

“I.4 It is expressly established that all of the powers that the Company has conferred prior to the effective date of the spin-off that remain in force and effect shall continue on their terms until such time as the Company amends, limits or revokes them.”

“I.5 It is agreed that the Company shall release from any liability, indemnify and hold harmless the members of the Board of Directors, executives of the Company and their attorneys-in-fact before any individual or company, authorities and third parties in general as a result of any action in which they may have intervened or shall intervene during the analysis, structuring and approval and execution of the spin-off referred to in the Resolutions above.”

“I.6. The Company is hereby authorized to carry out all of the necessary actions so that all of the shares representing the fixed capital stock of each Spun-Off Company are registered in the RNV, listed in the Mexican Stock Exchange and deposited in Indeval for the corresponding trading in the Mexican Stock Exchange. Therefore, the attorneys-in-fact of the Company that have or shall have sufficient authorities to do so, acting as indicated by their corresponding powers, and/or any of the special delegates designated by this Shareholders’ Meeting, may carry out the actions that are necessary or advisable to (i) update the registration of the Company’s shares; (ii) register, list and deposit the shares issued by each Spun-Off Company for their trading in the Mexican Stock Exchange; and (iii) execute any type of contracts and documents and carry out any other actions of any kind with respect to the listing of the shares representing the capital stock of each Spun-

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Off Company in the Mexican Stock Exchange, as determined by such attorneys-in-fact and delegates. Once it is legally and corporately feasible, the Spun-Off Companies shall continue with the corresponding filings that the Company has initiated with respect to this matter through their attorneys-in-fact that have sufficient powers, acting in the manner indicated by their respective powers.

II.	As the case may be, the amendment of Article Six of the bylaws with respect to the capital stock resulting from the spin-off of the Company. The corresponding resolutions were taken. In addressing the second issue on the Agenda, a proposal was submitted to the Shareholders’ Meeting to amend, as of the effective date of the spin-off in accordance with the first issue on the Agenda of this Shareholders’ Meeting, Article Six of the bylaws, principally to establish in its text the amount of the minimum fixed capital that shall result from the aforementioned spin-off; however, in accordance with the provisions of section k) of Resolution I.1 of this Shareholders’ Meeting, the terms and conditions to which the spin-off of the mining business and the real-estate business of the Company are subject are independent, and as a result the minimum fixed capital of the Company resulting from the spin-off shall depend on whether the spin-off produces effects with respect to both businesses or only with respect to either one of them. Therefore, the amendment proposed must take into consideration these premises.

Subsequently, in accordance with the aforementioned proposal that was submitted to the shareholders, the Meeting unanimously, by the votes of those present, approved the following:

RESOLUTIONS

“II.1. As of the effective date of the spin-off, in accordance with the first issue on the Agenda of this Shareholders’ Meeting:

a)	If the spin-off as approved shall have consequences only with respect to the real-estate business of the Company; in other words, if it shall result in the incorporation of Inmuebles Carso solely, then Article Six of the Company’s bylaws shall be amended as follows:

“ARTICLE SIX. The capital stock of the Company is variable. The minimum fixed capital without withdrawal rights shall be 610,356,854.11 pesos (six hundred ten million, three hundred fifty six thousand, eight hundred fifty four and 11/100 pesos) represented by 2,745,000,000 (Two billion, seven hundred forty five million) common, series A-1 shares without par value and paid in full. The amount of the variable capital stock shall be represented by the number of series A-2 shares, which shall be common and without par value, that is determined by the Shareholders’ Meeting that approves their issuance.”

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b)	If the spin-off as approved shall have consequences only with respect to the mining business of the Company; in other words, if it shall result in the incorporation of Minera Frisco solely, then Article Six of the Company’s bylaws shall be amended as follows:

“ARTICLE SIX. The capital stock of the Company is variable. The minimum fixed capital without withdrawal rights shall be 823,777,495.19 pesos (eight hundred twenty three million, seven hundred seventy seven thousand, four hundred ninety five and 19/100 pesos) represented by 2,745,000,000 (Two billion, seven hundred forty five million) common, series A-1 shares without par value and paid in full. The amount of the variable capital stock shall be represented by the number of series A-2 shares, which shall be common and without par value, that is determined by the Shareholders’ Meeting that approves their issuance.”

c)	If the spin-off as approved becomes fully effective; in other words, if it results in the incorporation of both of the Spun-Off Companies, then Article Six of the Company’s bylaws shall be amended as follows:

“ARTICLE SIX. The capital stock of the Company is variable. The minimum fixed capital without withdrawal rights shall be 542,798,006.56 pesos (five hundred forty two million, seven hundred ninety eight thousand, six and 56/100 pesos) represented by 2,745,000,000 (Two billion, seven hundred forty five million) common, series A-1 shares without par value and paid in full. The amount of the variable capital stock shall be represented by the number of series A-2 shares, which shall be common and without par value, that is determined by the Shareholders’ Meeting that approves their issuance.”

“II.2. It is hereby expressly resolved that the remainder of the Articles of the bylaws shall not be amended in any manner and shall continue with full legal force and effect in accordance with their present terms.”

“II.3. As of the effective date in accordance with the first issue on the Agenda of this Shareholders’ Meeting, the Company shall be authorized to proceed to prepare new share certificates that must contain, as the case may be, the amendments to the bylaws and must be provided to the shareholders in exchange once the latter submit to the Company the corresponding share certificates as of the date and in accordance with the terms established by the notice published by the Company in one or more of the largest newspapers in Mexico City, Federal District.”

III.

Submission of the report about compliance with the tax liabilities for the tax year 2009. The corresponding resolutions were taken. In addressing the third issue on the Agenda and in accordance with the provisions of Article 93-A of the Regulation of the Income Tax Law, the “Report about Compliance with the Tax Liabilities for the January 1st to December 31st, 2009 Tax Year” was read. This report was issued on January 28, 2010 by Mr. Walter Giovanni Fraschetto Valdés, who is properly registered before the tax authorities for such purposes. A copy of this document was distributed among the shareholders.

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The shareholders analyzed the information that was submitted and, subsequently, the Meeting adopted unanimously, by the votes of those present, the following:

RESOLUTIONS

“III.1. In accordance with the provisions of Article 93-A of the Regulation to the Income Tax Law, the Meeting is properly informed about the compliance with the Company’s tax obligations, through the reading of the “Report about Compliance with the Tax Liabilities for the January 1st to December 31st, 2009 Tax Year”, issued on January 28, 2010 by Mr. Walter Giovanni Fraschetto Valdés, with registry number 04917 in the Federal Tax Auditing Department. This report shall be considered completely integrated herein.”

“III.2. A copy of the document mentioned in Resolution III above shall be attached to the file of this Shareholders’ Meeting.”

IV.	Designation of delegates to formalize and execute the resolutions of this Meeting. The corresponding resolutions were taken. In regard to the fourth and last issue on the Agenda and upon discussion of the matter therein, the Meeting adopted unanimously, by the votes of those present, the following resolutions:

RESOLUTIONS

“IV.1. It is hereby resolved to appoint as the Special Delegates of this Meeting Mssrs. Carlos Slim Domit, Patrick Slim Domit, Guillermo Simón Miguel, Sergio F. Medina Noriega, Quintín Humberto Botas Hernández, Alejandro Archundia Becerra, Raúl Humberto Zepeda Ruiz, Marco Francisco Forastieri Muñoz, Eduardo Díaz de Cossío Hernández and Francisco José Pérez Ortega, and Ms. Tatiana Suzette Treviño García and Ms. Jimena González de Cossío Higuera.”

“IV.2. The Special Delegates appointed shall have the most extensive powers so that they may, as necessary or advisable:

a)	Appear before the notary of their choice to certify all or part of these minutes in one or more instruments, so that by themselves or through a representative they may file in the Public Registry of Commerce of the headquarters all of the necessary registrations;

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b)	Appear before the notary of their choice to grant the legal formalization of each Spun-Off Company, certify their corresponding bylaws, grant the transitory and supplementary provisions of the articles of incorporation of each Spun-Off Company, grant any other additional provision or clause that may be necessary or advisable with respect to the incorporation of each Spun-Off Company and carry out all of the actions of any kind that may be necessary or advisable with respect to the foregoing;

c)	Execute the amendments, adjustments and additions that are necessary or advisable to these minutes, resulting from any observation or order issued by the competent authority, and which the Delegates deem to be advisable;

d)	Determine the date on which the shares may be exchanged, as provided for in the first issue on the Agenda of this Meeting;

e)	Prepare and publish the notice(s) considered necessary with respect to the resolutions adopted by the Meeting;

f)	Issue the certificates of these Minutes, and of any portion or annex hereof; and

g)	Carry out any acts or filings that may be required to properly and totally execute and formalize the resolutions of this Meeting.

In exercise of their powers, the appointed delegates may act indistinctly or individually.”

Since there were no further issues to address, the minutes of the Meeting were read and were submitted to the consideration of the shareholders, who unanimously approved them in accordance with their terms. The Meeting was adjourned at 10:25 AM. It was evidenced that from the beginning until the end of the meeting, the appearing shareholders or their representatives, as the case may be, were present. These minutes were signed by the Chairman and the Secretary of the Meeting for the corresponding legal purposes.

Chairman	Secretary

/s/ Carlos Slim Domit	/s/ Sergio F. Medina Noriega
Mr. Carlos Slim Domit	Mr. Sergio F. Medina Noriega

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I THE UNDERSIGNED, IN MY CAPACITY AS SECRETARY OF THE BOARD OF DIRECTORS AND SPECIAL DELEGATE OF THE GENERAL EXTRAORDINARY SHAREHOLDERS’ MEETING OF GRUPO CARSO, S.A.B. DE C.V., HELD ON NOVEMBER FOURTH, TWO THOUSAND TEN, AT 10:00 A.M., HEREBY CERTIFY THAT THIS DOCUMENT, WHICH IS THIRTEEN PAGES LONG USING ONLY THE FRONT SIDE, IS A TRUE COPY OF THE MINUTES APPROVED BY THE AFOREMENTIONED MEETING. I ISSUE THIS CERTIFICATE IN MEXICO CITY, D.F., ON THE FOURTH DAY OF NOVEMBER OF 2010.

/s/ Sergio F. Medina Noriega

MR. SERGIO F. MEDINA NORIEGA.